Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports Sharply Improved Third-Quarter 2011 Earnings

Operating Income Increases to $2.8 Million vs. $0.6 Million

Net Income of $1.5 Million, or $0.10 Per Diluted Share, Reverses Year-Ago Net Loss

Conference Call to Be Held at 9 a.m. ET Nov. 9

Goshen, Ind.—Nov. 8, 2011—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses and armored vehicles, today announced improved financial results for its third quarter ended Oct. 1, 2011.

Consolidated net sales increased 19% to $72.8 million in the third quarter, up from $61.5 million in last year’s comparable period. The Company reported net income from continuing operations of $1.5 million, or $0.10 per diluted share, for the 2011 quarter, compared with income from continuing operations of $0.3 million, or $0.02 per diluted share, in the prior year. Including the impact from discontinued operations, net income improved to $0.10 per diluted share, reversing the year-ago net loss of $0.01 per share.

Supreme President and Chief Executive Officer Kim Korth said: “We are pleased to report a positive quarter for Supreme. We have been working aggressively on multiple fronts to improve our performance, and it is gratifying to see these efforts begin to show up on the bottom line.  The strategy of deploying robust and integrated metrics for managing all aspects of the business has resulted in much tighter organizational alignment which, in turn, enables us to further lever Supreme’s national presence and scale. In addition to new practices and procedures, we are making strategic investments in our facilities designed to yield added enhancements to future productivity and flexibility.”

Gross profit rose 55% to $9.3 million from last year’s $6.0 million. Gross margin, as a percentage of sales, expanded 303 basis points to 12.79%, compared with 9.76% in the third quarter of 2010, primarily due to improved product mix, better management of labor and overhead, and increased sales. The Company said order levels remained strong during the quarter. The sales order backlog at quarter end was $90 million, compared with $89 million a year ago.

Selling, general and administrative expenses were $6.7 million in the third quarter of 2011, compared with $5.2 million in 2010. The increase was due to higher commissions associated with increased sales volume and marketing programs, as well as approximately $0.2 million of non-recurring general and administrative expenses from investments aimed at improving operations and severance costs.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Operating income surged to $2.8 million, up 387%, from the $0.6 million reported in last year’s third quarter.

To support future growth, Supreme entered into a new four-year credit agreement during the quarter with Wells Fargo Capital Finance, LLC, which includes a revolving line of credit of up to $45 million. Interest expense during the quarter included approximately $0.8 million from accelerated amortization of capitalized bank refinancing fees related to the Company’s previous credit agreement. As a result, reported interest expense was $1.2 million during the third quarter, compared with $0.3 million last year.

Excluding non-recurring charges and the above-mentioned bank refinancing fees, the Company would have achieved third-quarter net income from continuing operations of approximately $2.5 million, or $0.17 per diluted share, versus $0.7 million, or $0.05 per diluted share, in the third quarter of 2010. Last year’s results from continuing operations were negatively impacted by approximately $0.4 million of non-recurring legal settlement and related costs.

“Our internal efforts have positioned Supreme to capitalize on the recovering core truck market and will also support our growth strategies in the bus and armored divisions,” Korth added. “With the recent closing of our new credit agreement with Wells Fargo, we now have the foundation in place to make on going improvements in our business and to continue our efforts to enhance shareholder value.”

A live webcast of Supreme Industries’ earnings conference call can be heard tomorrow at 9 a.m. Eastern Time at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ email distribution list, please click on the link below:
http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses and armored vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

CONTACT:

Supreme Industries, Inc.
Kim Korth, 574-642-4888 Ext. 346
President and Chief Executive Officer

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Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	September 25,	October 1,	September 25,
	2011	2010	2011	2010
Net sales	$72,811,268	$61,465,880	$235,275,205	$166,402,816
Cost of sales	63,499,907	55,464,415	211,465,198	150,413,628
Gross profit	9,311,361	6,001,465	23,810,007	15,989,188

Selling, general and administrative expenses	6,720,752	5,236,944	20,628,189	16,310,876
Other income	(167,241)	(170,778)	(621,845)	(516,262)
Legal settlement and related costs	—	369,317	2,182,091	526,028
Operating income (loss)	2,757,850	565,982	1,621,572	(331,454)

Interest expense	1,209,645	284,795	1,942,216	1,121,295
Income (loss) from continuing operations before income taxes	1,548,205	281,187	(320,644)	(1,452,749)

Income taxes	—	—	—	—
Income (loss) from continuing operations	1,548,205	281,187	(320,644)	(1,452,749)

Discontinued operations
Operating loss of discontinued Oregon operations	(25,984)	(403,314)	(717,829)	(1,101,085)
Operating income of discontinued motorhome operations	—	(51,743)	—	(190,509)
Net income (loss)	$1,522,221	$(173,870)	$(1,038,473)	$(2,744,343)

Income (loss) per share:
Income (loss) from continuing operations	$0.10	$0.02	$(0.02)	$(0.10)
Loss from discontinued operations	—	(0.03)	(0.05)	(0.09)

Net income (loss)	$0.10	$(0.01)	$(0.07)	$(0.19)

Shares used in the computation of income (loss) per share:
Basic	15,155,528	14,325,693	14,693,856	14,291,729
Diluted	15,345,234	14,325,693	14,693,856	14,291,729

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	October 1,	December 25,
	2011	2010
	(Unaudited)	(Audited)

Assets
Current assets	$69,245,363	$68,443,939
Property, plant and equipment, net	33,112,744	33,054,891
Other assets	1,773,736	38,624
Total assets	$104,131,843	$101,537,454

Liabilities
Current liabilities	$33,810,358	$48,833,930
Long-term debt	16,729,129	770,847
Total liabilities	50,539,487	49,604,777
Total stockholders’ equity	53,592,356	51,932,677
Total liabilities and stockholders’ equity	$104,131,843	$101,537,454